Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 969-3755
tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST COMPLETES JOINT VENTURE OF

71 GERMAN HOSPITALS

Largest European Healthcare Transaction in 2018

Birmingham, AL – September 5, 2018 – Medical Properties Trust, Inc. (“MPT” or the “Company”) (NYSE: MPW), today announced that it has completed the previously announced joint venture among certain of its European affiliates and affiliates of Primonial Group (“Primonial”). As previously disclosed, the joint venture agreements establish a value of the 71 assets of €1.63 billion, reflecting an unlevered internal rate of return exceeding 15% since MPT’s acquisition of the assets. Total proceeds to MPT, including its portion of secured debt, are approximately €1.14 billion. The company expects to use such proceeds to repay balances under its revolving credit facility, make investments in additional U.S. and European hospital assets and for other corporate purposes.

“This partnership with Primonial demonstrates MPT’s unique expertise and ability to create long term value for our shareholders, reduce our cost of capital and provide permanent capital for reinvestment to create additional highly attractive hospital real estate portfolios,” said Edward K. Aldag, Jr., MPT’s Chairman, President and CEO. “Already we are highly focused on reinvestment of proceeds to acquire hospital real estate leased to high-quality operators in Europe, the U.S. and elsewhere.”

MPT also disclosed that the joint venture has entered into a €655 million secured financing arrangement with a consortium of lenders, including Societe Generale S.A. Frankfurt Branch as Mandated Lead Arranger and affiliates of AXA. Provisions of the financing agreement include a term of seven years and a swapped fixed rate of approximately 2.3%.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model helps facilitate acquisitions and recapitalizations and allows operators of hospitals and other healthcare facilities to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

About Primonial Group

Primonial Group, specialized in all aspects of wealth management, selects, combines and offers comprehensive solutions for wealth management professionals and their clients. It is supported by a large number of specialists in residential property investments and real estate funds, life insurance and annuities, structured products and asset management, and has assets under management (managed or advised) of €23.44 billion. For more information, please visit the Company’s website at www.primonial.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; the amount of acquisitions of healthcare real estate, if any; results from potential sales and joint venture arrangements, if any; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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